Exhibit 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

April 23, 2002	direct dial 404 815 6483 direct fax 404 541 3168 JDavidson@KilpatrickStockton.com

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia  30512

                                Re:          United Community Banks, Inc.
                                                Registration Statement on S-8

Gentlemen:

                We have acted as counsel for United Community Banks, Inc., a Georgia corporation (the “Company”), in preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) relating to United Community Banks, Inc. Profit Sharing Plan (the “Plan”) and the proposed offer and sale of up to 200,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) pursuant thereto.

                As your counsel, and in connection with the preparation of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein.  Based upon the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company in accordance with the terms and conditions of the Plan will be, upon issuance, sale, and delivery in the manner and under the terms and conditions described in the Registration Statement and the Plan, validly issued, fully paid, and nonassessable.

                We hereby consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto.

                                                                                                Sincerely,

                                                                                                KILPATRICK STOCKTON LLP

                                                                                                By:  /s/ Jan Davidson
                                                                                                        Jan Davidson
                                                                                                        Partner